EXECUTION VERSION

SECOND AMENDMENT TO CREDIT AGREEMENT
SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of June 24, 2020 (this “Amendment”), by and among ChampionX Corporation (f/k/a Apergy Corporation), a Delaware corporation (the “Borrower”), each Revolving Lender, each Issuing Bank, the other Lenders party hereto and JPMorgan Chase Bank, N.A., as the administrative agent (in such capacity, the “Administrative Agent”).
RECITALS
WHEREAS, the Borrower is a party to that certain Credit Agreement, dated as of May 9, 2018 (as amended by the First Amendment dated as of February 14, 2020, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”, and as amended or otherwise modified by this Amendment, the “Credit Agreement”), among the Borrower, the lenders from time to time party thereto (the “Lenders”), the Issuing Banks from time to time party thereto and the Administrative Agent;
WHEREAS, Section 9.02(b) of the Existing Credit Agreement permits the Borrower, the Administrative Agent and the requisite Lenders to amend the Existing Credit Agreement and states that any waiver, amendment or other modification of the Existing Credit Agreement that by its terms affects the rights or duties under the Existing Credit Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto if such Class of Lenders were the only Class of Lenders under the Existing Credit at the time;
WHEREAS, the Borrower has requested that the Administrative Agent, the Lenders constituting the Required Lenders and each Revolving Lender and the Issuing Banks agree to amend the Existing Credit Agreement as set forth herein; and
WHEREAS, subject to the terms and conditions set forth herein, the Administrative Agent, the Lenders party hereto which constitute the Required Lenders and each Revolving Lender and the Issuing Banks are willing to agree to such amendments to the Existing Credit Agreement.
NOW, THEREFORE, in consideration of the agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1    Certain Definitions. Capitalized terms used (including in the preamble and recitals hereto) but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.
ARTICLE II

AMENDMENTS TO CREDIT AGREEMENT
SECTION 2.1    As of the Second Amendment Effective Date, the Existing Credit Agreement is amended as follows:
(a)    Section 1.01 of the Existing Credit Agreement is hereby amended by amending and restating the definitions of “Calculation Date”, “CDOR Screen Rate”, “Exchange Rate” and “Permitted Foreign Currency”

by adding the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) and deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) as set forth below:
“Calculation Date” means (a) (i) with respect to Revolving Loans, the last Business Day of each calendar quarter or (ii) with respect to Letters of Credit, the first Business Day of each calendar month, (b) each date ~~(with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any~~of (i) a Borrowing, conversion or continuation of Revolving ~~Loan~~Loans or (ii) with respect to Letters of Credit the issuance, amendment, renewal or extension of a Letter of Credit and (c) if an Event of Default has occurred and is continuing, any Business Day as determined by the Administrative Agent in its sole discretion.
“CDOR Screen Rate” means, for the relevant Interest Period, ~~the Canadian deposit offered rate which, in turn means on any day~~ the annual rate of interest ~~determined with reference~~equal to the ~~arithmetic~~ average ~~of the discount rate quotations of all institutions listed in respect of the relevant Interest Period for CAD Dollar-denominated~~rate applicable to Canadian dollar Canadian bankers’ acceptances ~~displayed and identified as such~~for the applicable period that appears on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time~~, as of 10:00~~ (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion), rounded to the nearest 1/100th of 1% (with .005% being rounded up), as of 10:15 a.m. Toronto local time on the first day of such Interest Period and, if such day is not a business day, then on the immediately preceding ~~business day~~Business Day (as adjusted by Administrative Agent after 10:~~00~~15 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest). If the CDOR Screen Rate shall be less than zero, the CDOR Screen Rate shall be deemed to be zero for purposes of this Agreement.
“Exchange Rate” means, on any day, ~~with respect to the applicable Permitted Foreign Currency~~, ~~the rate at which such currency may be exchanged into dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page “FX=” for such currency. In the event that such rate does not appear on any Reuters World Currency Page, then the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., Local Time, on such date for the purchase of dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Borrower, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.~~the rate of exchange for the purchase of dollars with the relevant foreign currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the relevant foreign currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).
“Permitted Foreign Currency” means, (a) with respect to any Revolving Loan, Euros, Pounds Sterling, Canadian Dollars and any other foreign currency requested by the Borrower from time to time and ~~in which~~agreed to by each Revolving Lender ~~has agreed, in accordance with its policies and procedures in effect at such time, to lend Revolving Loans~~and the Administrative Agent, and (b) with respect to any Letter of

Credit, (i) Euros, Pounds Sterling, Canadian Dollars~~,~~ and Australian Dollars and (ii) any other foreign currency requested by the Borrower ~~from time to time and in~~ which ~~each~~an Issuing Bank ~~and Revolving Lender~~ has ~~agreed,~~approved in accordance with its policies and procedures in effect at such time~~, to issue Letters of Credit ( in the case of Issuing Banks) or to lend Revolving Loans (in the case of Revolving Lenders)~~ and which such currency has been approved by the Administrative Agent (it being understood that such other foreign currency shall be a Permitted Foreign Currency solely with respect to such Issuing Bank).
(b)    Section 2.05(e) of the Existing Credit Agreement is hereby amended and restated by adding the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) and deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) as set forth below:
(e)    Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, then the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than (i) if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, Local Time, on any Business Day, then 5:00 p.m., Local Time, on such Business Day, or (ii) otherwise, 10:00 a.m., Local Time, on the Business Day immediately following the day that the Borrower receives such notice; provided that, unless the Borrower has notified the applicable Issuing Bank that it will reimburse such LC Disbursement by the required date and time, the Borrower shall, subject to the conditions to borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request in such event that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. In the case of any such reimbursement in dollars with respect to a Letter of Credit denominated in a Permitted Foreign Currency, the applicable Issuing Bank shall notify the Borrower of the Dollar Equivalent (or, with respect to a Letter of Credit denominated in a Permitted Foreign Currency under clause (b)(ii) of the definition thereof the dollar equivalent as determined below) of the amount of the draft so paid promptly following the determination thereof. If the Borrower fails to reimburse any LC Disbursement by the time specified above in this paragraph, then the Administrative Agent shall notify each Revolving Lender, as the case may be, of the applicable LC Disbursement, the currency and amount of the payment then due from the Borrower in respect thereof (in the case of a Letter of Credit denominated in any currency other than dollars or a Permitted Foreign Currency under clause (a) of the definition thereof, such amount shall be expressed in dollars based on (i) if such LC Disbursement is made in dollars, the amount thereof and (ii) if such LC Disbursement is made in such Permitted Foreign Currency, the actual cost in dollars incurred by the applicable Issuing Bank to fund the LC Disbursement, in each case as notified to the Administrative Agent by the applicable Issuing Bank) and such Revolving Lender’s Applicable Percentage thereof, as applicable. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the amount then due from the Borrower in the applicable currency ~~of the applicable LC Disbursement~~, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders under this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the applicable Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of an ABR Revolving Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
ARTICLE III
CONDITIONS TO EFFECTIVENESS

SECTION 3.1    The effectiveness of this Amendment (including the amendments contained in Article II) (the date of such effectiveness, the “Second Amendment Effective Date”) is subject to (a) the due execution of this Amendment by the Borrower, each Revolving Lender, the Lenders constituting the Required Lenders, each Issuing Bank and the Administrative Agent and (b) receipt by the Administrative Agent of all fees and other amounts due and payable on or prior to the Second Amendment Effective Date, including, to the extent invoiced at least one Business Day prior to the Second Amendment Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid under the Existing Credit Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
SECTION 4.1    To induce the other parties hereto to enter into this Amendment, the Borrower represents and warrants to each of the Lenders party hereto that, as of the Second Amendment Effective Date:
(a)    it (i) is a Person duly organized, validly existing and, to the extent that such concept is applicable in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite power and authority to execute, deliver and perform its obligations under each Loan Document to which it is a party;
(b)    (i) the execution, delivery and performance by it of this Amendment has been duly authorized by all necessary corporate or other organizational action, and (ii) the execution, delivery and performance by it of this Amendment will not (x) result in any creation or imposition of any Lien upon any asset now owned or hereafter acquired by it (other than as permitted by the Loan Documents), (y) violate any Requirement of Law applicable to it and (z) violate or result (alone or with notice or lapse of time or both) in a default under any indenture, agreement or other instrument binding upon the Borrower or any Loan Party or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Loan Party or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, except with respect to any violation, default, payment, repurchase, redemption, termination, cancellation or acceleration that would not reasonably be expected to have a Material Adverse Effect;
(c)    the execution, delivery and performance by it of this Amendment, will not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except (i) filings necessary to perfect Liens created under the Loan Documents, (ii) consents, approvals, registrations or filings which have been obtained or made and are in full force and effect or (iii) where failure to obtain such consent or approval, or make such registration or filing, in the aggregate, could not reasonably be expected to have a Material Adverse Effect;
(d)    this Amendment has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing;
(e)    the representations and warranties of each Loan Party set forth in the Loan Documents are true and correct in all material respects (or, in the case of representations and warranties qualified as to materiality, in all respects) on and as of the Second Amendment Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty shall be true and correct in all material respects (or in all respects, as applicable) as of such earlier date; and
(f)    no Event of Default has occurred and is continuing.

ARTICLE V

EFFECTS ON LOAN DOCUMENTS
SECTION 5.1    On and after the Second Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall, in each case, mean and be a reference to the Credit Agreement.
SECTION 5.2    Except as specifically amended or otherwise modified herein or contemplated hereby, the Credit Agreement and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect in all respects. Without limiting the generality of the foregoing, all of the Collateral described in the Security Documents shall continue to secure the payment of all Obligations. This Amendment shall not constitute a novation of any Obligations existing prior to the date hereof and shall merely amend or otherwise modify such Obligations to the extent set forth herein.
SECTION 5.3    The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents. On and after the Second Amendment Effective Date, this Amendment shall constitute a Loan Document. This Amendment and the Credit Agreement shall not constitute a novation of the Existing Credit Agreement or any other Loan Document.
ARTICLE VI
MISCELLANEOUS
SECTION 6.1    Amendments; Severability.
(a)    This Amendment may not be amended nor may any provision hereof be waived except in accordance with the provisions of Section 9.02 of the Credit Agreement.
(b)    To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.
SECTION 6.2    Governing Law; Jurisdiction; Waiver of Jury Trial. This Amendment shall be construed in accordance with and governed by the laws of the State of New York. The provisions of Sections 9.09 and 9.10 of the Credit Agreement are incorporated herein by reference, mutatis mutandis.
SECTION 6.3    Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.
SECTION 6.4    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.01 of the Credit Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include Electronic Signatures, electronic delivery, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent. Without limiting the generality of the foregoing, the Borrower hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Loan Parties, electronic images of this Amendment or any other Loan Documents (in each case, including with respect to any signature pages thereto) shall have the same legal effect, validity and enforceability as any paper original, and (ii) waive any argument, defense or right to contest the validity or enforceability of this Amendment based solely on the lack of paper original copies of this Amendment, including with respect to any signature pages thereto.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective duly authorized officers as of the day and year first above written.
CHAMPIONX CORPORATION
By: /s/ Jay A. Nutt
Name: Jay A. Nutt
Title: Senior Vice President and Chief Financial Officer

ADMINISTRATIVE AGENT
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By: /s/ Arina Mavilian
Name: Arina Mavilian
Title: Authorized Signatory

LENDERS
JPMORGAN CHASE BANK, N.A., as a Lender and Issuing Bank

By: /s/ Arina Mavilian
Name: Arina Mavilian
Title: Authorized Signatory

BANK OF AMERICA, N.A., as Lender and Issuing Bank

By: /s/ Tyler Ellis
Name: Tyler Ellis
Title: Director

LENDERS
HSBC Bank USA, N.A., as a Lender and Issuing Bank

By: /s/ Shaun R. Kleinman
Name: Shaun R. Kleinman
Title: Senior Vice President

Mizuho Bank, Ltd., as Lender and Issuing Bank

By: /s/ Edward Sacks
Name: Edward Sacks
Title: Authorized Signatory
If a second signature is necessary:

By:
Name:
Title:

LENDERS
WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and Issuing Bank

By: /s/ Michael Janak
Name: Michael Janak
Title: Managing Director

LENDERS
Citibank, N.A., as a Lender and Issuing Bank

By: /s/ Ivan Davey
Name: Ivan Davey
Title: Vice President

U.S. Bank National Association, as Lender

By: /s/ Steven L. Sawyer
Name: Steven L. Sawyer
Title: Senior Vice President

Goldman Sachs Bank USA, as Lender

By: /s/ Jamie Minieri
Name: Jamie Minieri
Title: Authorized Signatory